Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

QVC, INC.

A Delaware Corporation

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

The present name of the Corporation is QVC, Inc. and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 13, 1986, and the name under which the corporation was originally incorporated was QVC Network, Inc. (as amended from time to time, the “Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“Delaware Law”).

Pursuant to Sections 228, 242 and 245 of Delaware Law, the text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

Article I
NAME

The name of the corporation is QVC Group, Inc. (the “Corporation”).

Article II
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is the Corporation Service Company.

Article III
PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Delaware Law.

Article IV
CAPITAL STOCK

(A)           Authorized Shares

1.            Classes of Stock. The total number of shares of stock that the Corporation will have authority to issue is 700,000,000, consisting of 650,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

2.            Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.

(B)            Voting Rights

Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series of Preferred Stock are entitled, either separately or together with the holders of one or more other such affected classes or series of Preferred Stock, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.

No holder of Common Stock shall be entitled to preemptive or subscription rights except as may be provided in any agreement with the Corporation.

Article V
BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with Delaware Law or this Amended and Restated Certificate of Incorporation.

The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than eighty-five percent (85%) of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

Article VI
BOARD OF DIRECTORS

(A)            Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

(B)            Number of Directors. The number of directors which shall constitute the size of the Board of Directors shall not be more than nine (9) directors (with the Board of Directors as of August 6, 2026 (the “Effective Date”) to consist of eight (8) directors and one vacancy to be filled following such date), with such number of directors to be fixed by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors, subject to the terms of the Stockholder Agreements, each dated as of the Effective Date (as each may be amended from time to time, collectively, the “Stockholder Agreements”), each entered into separately by and between the Corporation and a single stockholder of the Corporation, and not by or among any of such stockholders; for the avoidance of doubt, no stockholder shall be deemed to be acting as a member of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with any other stockholder solely as a result of being a party to a Stockholder Agreement or exercising its individual rights thereunder; provided that the size of the Board of Directors shall not be increased or decreased without the prior written consent of (i) each Designating Stockholder (as defined in the applicable Stockholder Agreement), acting severally and not jointly with any other Designating Stockholder, that then has the right to nominate at least one individual for election to the Board of Directors pursuant to its Stockholder Agreement and (ii) until and including the Sunset Date (as defined below), the holders of a majority of the then-outstanding shares of Common Stock. The members of the initial Board of Directors shall be as set forth in and elected pursuant to the Joint Prepackaged Plan of Reorganization of QVC Group, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, which, as amended, was confirmed by the United States Bankruptcy Court for the Southern District of Texas, Houston Division, on July 20, 2026. The Corporation shall nominate the person holding the office of Chief Executive Officer for election as a director at any meeting at which such person is subject to election as a director, subject to the terms of the Stockholder Agreements.

(C)           Election of Directors.

1.            Subject to the terms of the Stockholder Agreements, each director shall serve for a term ending on the date of the annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

2.            There shall be no cumulative voting in the election of directors. Directors shall be elected by a plurality of the votes cast.  Election of directors need not be by written ballot unless the Bylaws so provide.

(D)            Vacancies. Subject to the terms of the Stockholder Agreements, vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal.

(E)            Removal. Subject to the terms of the Stockholder Agreements, any director may be removed from office, with or without cause, by the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

Article VII
MEETINGS OF STOCKHOLDERS

(A)            Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

(B)            Special Meetings. Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors; provided that until and including the date that is the third anniversary of the Effective Date (such date, the “Sunset Date”), special meetings of the stockholders may also be called at any time at the request of two or more stockholders who are not Affiliated with one another and who collectively hold at least twenty-five percent (25%) of the then-outstanding shares of Common Stock of the Corporation; provided further that such stockholders may not participate in the calling of a special meeting of stockholders more than once per fiscal year of the Corporation. For purposes of this Section (B), “Affiliate” means, with respect to any person, any other person that directly or indirectly controls, is controlled by, or is under common control with such person; provided that stockholders shall not be deemed Affiliates solely as a result of being parties to the Stockholder Agreements or jointly requesting a special meeting pursuant to this Section (B).

(C)            Action by Consent. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article IV(A) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article VII and may not be taken by consent of stockholders without a meeting; provided that until and including the Sunset Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding shares of capital stock entitled to vote thereon representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable procedures of Delaware Law.

Article VIII
INDEMNIFICATION

(A)            Limited Liability. To the fullest extent permitted by Delaware Law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment, repeal or elimination of this Article VIII, or the adoption of any provision of the Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not affect its application with respect to an act or omission by a director or officer occurring before such amendment, adoption, repeal or elimination. Solely for purposes of this paragraph, “officer” shall have the meaning provided in Section 102(b)(7) of Delaware Law as amended from time to time.

(B)            Right to Indemnification.

1.            Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article VIII shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article VIII shall be a contract right. Notwithstanding the foregoing, except with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall be required to indemnify or advance expenses to any person in connection with a proceeding, or part thereof, initiated by such person only if such proceeding, or part thereof, was authorized by the Board of Directors.

2.            The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(C)            Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(D)            Nonexclusivity of Rights. The rights and authority conferred in this Article VIII shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(E)            Preservation of Rights. Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

Article IX
BUSINESS COMBINATIONS

(A)            Section 203 of Delaware Law. The Corporation shall not be governed by or subject to the provisions of Section 203 of Delaware Law as now in effect or hereafter amended, or any successor statute thereto.

(B)            Business Combination with Interested Stockholders. Notwithstanding Section (A) of this Article IX, but subject in all events to Section (C) of this Article IX, at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Corporation shall not engage in any “business combination” with any “interested stockholder” (as such terms are defined in Section 203 of Delaware Law) for a period of three years following the time that such stockholder became an interested stockholder, unless the business combination is approved, authorized or otherwise exempt from such restriction in a manner that would satisfy the requirements of Section 203 of Delaware Law, assuming for this purpose that the Corporation were subject to Section 203 of Delaware Law.

(C)            Exempt Stockholders. For purposes of this Article IX, “interested stockholder” shall not include (a) any Person (as defined in Section 203 of Delaware Law) that is a party to a Stockholder Agreement as of the Effective Date, together with any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person (it being understood and agreed that, for purposes hereof, neither the Corporation nor any subsidiary of the Corporation shall be deemed to be an Affiliate of any stockholder of the Corporation) (each such Person, an “Affiliate”) and associates (as defined in Section 203 of Delaware Law), whether existing as of the Effective Date or thereafter, (b) any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of stock of the Corporation or (c) any Person who would otherwise be an interested stockholder in connection with or because of a transfer of shares of stock of the Corporation by any Person described in clause (a) or (b) or their respective Affiliates to such Person; provided that such Person was not an interested stockholder prior to such transfer.

(D)            Amendment of this Article IX. This Article IX may not be altered, amended or repealed, and no provision inconsistent with this Article IX may be adopted, unless such action is approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article X
NONVOTING EQUITY SECURITIES

The Corporation shall not issue nonvoting equity securities; provided, however, the foregoing restriction shall (A) have no further force and effect beyond that required under Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), (B) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (C) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in this Amended and Restated Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code.

Article XI
CORPORATE OPPORTUNITIES

In anticipation that certain stockholders of the Corporation with director nomination rights under the Stockholder Agreements, together with their respective Affiliates (each such stockholder and its respective Affiliates, an “Exempt Person” and, collectively, the “Exempt Persons”) may engage in, and are permitted to have, investments or other business relationships, ventures, agreements or arrangements with entities engaged in, the same or similar activities or lines of business, and in recognition of (A) the benefits to be derived by the Corporation through the continued service of directors nominated by such stockholders and (B) the difficulties attendant to any such director, who desires and endeavors fully to satisfy such director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article XI are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve the Exempt Persons and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

No Exempt Person shall have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation, and no Exempt Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities. If any Exempt Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, such Exempt Person shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that such corporate opportunity is not communicated or offered to the Corporation; provided, however, that the foregoing shall not apply to any corporate opportunity that is expressly offered to an Exempt Person solely in his or her capacity as a director or officer of the Corporation.

Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

None of the alteration, amendment, change or repeal of any provision of this Article XI nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with any provision of this Article XI shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

Article XII
EXCLUSIVE FORUM

(A)            Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court sitting in the State of Delaware or, if and only if neither the Court of Chancery nor any state court sitting in the State of Delaware has subject matter jurisdiction, then the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (3) any action asserting a claim arising pursuant to any provision of Delaware Law or this Amended and Restated Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time) or as to which Delaware Law confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any action to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time), (5) any action asserting a claim governed by the internal affairs doctrine, or (6) any action asserting an “internal corporate claim” as that term is defined in Section 115 of Delaware Law. The choice of forum provision set forth in this Section (A) of this Article XII does not apply to any actions arising under the Securities Act of 1933 or the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder)).

(B)            Unless the Corporation consents in writing to the selection of an alternative forum, any federal district court of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 (as amended (together with the rules and regulations promulgated thereunder)).

(C)            Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

Article XIII
AMENDMENTS

The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Article IV(B), V, VI, VII and this Article XIII may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Article IV(B), V, VI, VII or this Article XIII, unless, in addition to any vote required by Delaware Law, such action is approved by the affirmative vote of the holders of not less than eighty-five percent (85%) of the total voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class; provided that any such amendment shall not adversely impact any rights or obligations under the Stockholder Agreements without the consent of the stockholders required to amend such rights or obligations under the Stockholder Agreements as provided therein.

[Signature page to follow.]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer of the Corporation on this 6th day of August, 2026.

QVC, INC.

By:	/s/ Eve DelSoldo
Name:	Eve DelSoldo
Title:	Executive Vice President and General Counsel